Exhibit 15.1

The Board of Directors and Shareholders

Sysco Corporation

We are aware of the incorporation by reference in Amendment No. 2 to the Registration Statement (Form S-4, No. 333-196585) of Sysco Corporation for the registration of 89,100,089 shares of its common stock of our reports dated November 4, 2013, February 3, 2014, and May 5, 2014 relating to the unaudited consolidated interim financial statements of Sysco Corporation that are included in its Forms 10-Q for the quarters ended September 28, 2013, December 28, 2013, and March 29, 2014.

/s/ Ernst & Young LLP

Houston, Texas

August 6, 2014